As filed with the Securities and Exchange Commission on July 12, 2012

Registration No. 333-173575

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 11 to
Form S-1
on Form F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INFINITY CROSS BORDER ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Infinity-C.S.V.C. Management Ltd.
3 Azrieli Center (Triangle Tower)
42nd Floor, Tel Aviv, Israel, 67023
011-972-3-607-5170

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Keffion King
c/o Infinity-C.S.V.C. Management Ltd.
900 Third Avenue
New York, NY 10022
(212) 317-3376

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street, 11th Floor New York, New York 10017 (212) 370-1300 (212) 370-7889 — Facsimile	Simon Schilder, Esq. Ogier Qwomar Complex, 4th Floor PO Box 3170 Road Town, Tortola British Virgin Islands VG11110 +1 284 494 0545 + 1 284 494 0883 — Facsimile	David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 (212) 818-8800 (212) 818-8881 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one ordinary share, no par value, and one warrant(2)	5,750,000 Units	$8.00	$46,000,000	$5,271.60
Ordinary shares included as part of the units(2)	5,750,000 Shares	—	—	—	(3)
Warrants included as part of the units(2)	5,750,000 Warrants	—	—	—	(3)
Total			$46,000,000	$5,271.60	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes 750,000 units, consisting of 750,000 ordinary shares and 750,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	No fee pursuant to Rule 457(g).
(4)	$5,340.60 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 11 to the Registration Statement on Form S-1 on Form F-1 of Infinity Cross Border Acquisition Corporation (Commission File No. 333-173575) is to refile Exhibits 4.4, 5.1 and 10.3. No other changes have been made to the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers, directors, key employers and/or advisors except to the extent any such provision may be held by the British Virgin Islands court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide for indemnification of our officers, directors, key employers and/or advisors for any liability incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

On April 6, 2011, our sponsors purchased 1,150,000 ordinary shares for an aggregate offering price of $25,000 at an average purchase price of approximately $0.022 per share and on May 3, 2011, our sponsors sold, at cost, 230,000 founder shares to certain of our officers and directors. In February 2012, each of Limei Zhao and Kersten Hui (two of our executive officers) sold, at cost, 3,001 founder shares (for an aggregate of 6,002 founder shares) to Mark B. Segall, our independent director. On May 24, 2012, we effectuated a 1.25-for-1 forward split of our outstanding ordinary shares, leaving our sponsors and initial shareholders with 1,437,500 founder shares. The founder shares held by our initial shareholders include an aggregate of 187,500 shares subject to forfeiture, pro rata, to the extent that the underwriters’ over-allotment option is not exercised in full. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Regulation S of the Securities Act.

In addition, our sponsors and underwriters have committed to purchase from us an aggregate of 4,400,000 insider warrants (or 4,820,000 insider warrants if the overallotment option is exercised in full) at $0.50 per warrant (for an aggregate purchase price of $2,200,000, or $2,410,000 if the overallotment option is exercised in full). These purchases will take place on a private placement basis simultaneously with the consummation of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Regulation S of the Securities Act with respect to the sponsor warrants and Regulation D of the Securities Act with respect to the EBC warrants.

No underwriting discounts or commissions were paid with respect to such sales.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
1.2	Form of Merger and Acquisition Agreement*
3.1	Memorandum and Articles of Association*
3.2	Form of Amended and Restated Memorandum and Articles of Association*
3.3	Certificate of Name Change*
4.1	Specimen Unit Certificate*
4.2	Specimen Ordinary Shares Certificate*
4.3	Specimen Warrant Certificate*
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant

Exhibit No.	Description
4.5	Form of Unit Purchase Option*
5.1	Opinion of Ogier
5.2	Opinion of Ellenoff Grossman & Schole LLP*
8.1	Tax Opinion of Ellenoff Grossman & Schole LLP*
10.1	Amended and Restated Promissory Note, dated March 31, 2012, issued to the Sponsors*
10.2	Form of Letter Agreement between the Registrant, the Initial Shareholders, and the Sponsors*
10.3	10b5-1 Warrant Purchase Plan by the Sponsors
10.4	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant*
10.5	Form of Letter Agreement between Infinity-C.S.V.C. Management Ltd. and the Registrant regarding administrative support*
10.6	Form of Registration Rights Agreement between the Registrant and the Securityholders*
10.7	Securities Purchase Agreement, dated as of April 6, 2011, between the Registrant and the Sponsors*
10.8	Second Amended and Restated Sponsor Warrants Purchase Agreement between the Registrant and the Sponsors*
10.9	Amended and Restated EBC Warrant Purchase Agreement, between EBC and the Registrant*
10.10	Form of Indemnity Agreement*
10.11	Form of Sponsor Escrow Agreement*
14	Form of Code of Ethics*
23.1	Consent of BDO Ziv Haft*
23.2	Consent of Ogier (included in Exhibit 5.1)
23.3	Consent of Ellenoff Grossman & Schole LLP (included on Exhibit 5.2)*
24	Power of Attorney (included in signature page)*
99.1	Audit Committee Charter*
*	Previously filed

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of July, 2012.

INFINITY CROSS BORDER ACQUISITION CORPORATION
By: /s/ Amir Gal-Or Name: Amir Gal-Or Title: Co-Chief Executive Officer, Co-President and Co-Chairman

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Amir Gal-Or	Co-Chief Executive Officer, Co-President and Co-Chairman (co-Principal Executive Officer and Principal Accounting and Financial Officer)	July 12, 2012
/s/ Avishai Silvershatz*	Co-Chief Executive Officer, Co-President and Co-Chairman (co-Principal Executive Officer)	July 12, 2012
/s/ Mark B. Segall*	Director	July 12, 2012
*By:	/s/ Amir Gal-Or Name: Amir Gal-Or Attorney-in-Fact

Authorized Representative in the United States:

/s/ Mark B. Segall

Name: Mark B. Segall
Title: Authorized Representative
Date: July 12, 2012